Exhibit 5.1

[Letterhead of Phillips, Gardill, Kaiser & Altmeyer, PLLC]

August 11, 2020

Wesbanco, Inc.

1 Bank Plaza

Wheeling, WV 26003

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 6,000,000 depositary shares (the “Depositary Shares”), each representing a 1/40th interest in a share of the 6.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A, no par value per share, with a liquidation preference of $1,000.00 per share (equivalent to $25.00 per Depositary Share) (the “Preferred Stock”), of Wesbanco, Inc. (the “Company”), and evidenced by depositary receipts (the “Depositary Receipts”) issued pursuant to the Deposit Agreement, dated as of August 11, 2020 (the “Deposit Agreement”), among the Company, Computershare Inc. and Computershare Trust Company, N.A., acting jointly, as depositary, and the holders from time to time of the Depositary Receipts, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that:

(1)    The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of West Virginia.

(2)    The shares of Preferred Stock represented by the Depositary Shares have been validly issued and are fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of West Virginia, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. K&L Gates LLP, special counsel to the Company, may rely upon this opinion in rendering its opinion of even date herewith.

Also, we have relied as to certain matters upon information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the certificates for the Preferred Stock conform to the specimen thereof examined by us and have been duly countersigned by a transfer agent and duly registered by a registrar of the Preferred Stock and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and, through incorporation, to the Company’s Registration Statement on Form S-3 (File No. 333-239181). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

Phillips, Gardill, Kaiser & Altmeyer, PLLC

By:	/s/ James C. Gardill
James C. Gardill

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